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                       Securities and Exchange Commission
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934





Date of Report (Date of earliest event reported): May 17, 1999



                          FPA Medical Management, Inc.
             (Exact name of registrant as specified in its charter)



Delaware                            0-24276                      33-0604264
(State or other jurisdiction      (Commission                  (IRS Employer
of incorporation)                 File Number)               Identification No.)


                             5835 Blue Lagoon Drive
                              Miami, FL 33126-2017
               (Address of principal executive offices) (Zip Code)

                                 (305) 477-4372
              (Registrant's telephone number, including area code)


          (Former name or former address, if changed since last report)
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Item 5.     Other Events.

            As previously reported on a Current Report on Form 8-K, on July 19, 1998 and various dates thereafter through August 7, 1998, the Registrant and various of its subsidiaries and affiliates (collectively, the "Debtors") filed for protection under Chapter 11 in the United States District Court for the District of Delaware (the "Bankruptcy Court"). The cases have been consolidated for the purpose of joint administration and have been assigned to Chief United States Bankruptcy Judge Peter J. Walsh. The consolidated caption is: In re FPA Medical Management, Inc., et al. Debtors, Case Nos. 98-1596 through 98-1685.

            On May 17, 1999, the Debtors filed with the United States Bankruptcy Court for the District of Delaware their monthly operating report for the period from April 5, 1999 through April 30, 1999 (the "MOR"), which is attached hereto as Exhibit 99.1.(1)

            On May 26, 1999, the Debtors' Modified Second Amended Joint Plan of Reorganization (the "Plan") was confirmed by the Bankruptcy Court. The Plan, which provides for the sale of substantially all of the registrant's operations in transactions valued at approximately $108.2 million, garnered the support of the Debtors' major creditor constituencies, including the debtor-in-possession ("DIP") and prepetition lenders, the Debtors' Official Committee of Unsecured Creditors and the registrant's major payors, Humana, Prudential and Pacificare. Consummation of the Plan is expected to occur in June 1999 (the "Effective Date").

            The Plan includes and affects the registrant and 98 of its affiliated debtor entities. Two of the Debtors' affiliates, Gotham Mid-Town Management, Inc. and Virginia Medical Associates, P.C. were excluded from the Plan and continue as Chapter 11 debtors-in-possession pending further order of the Bankruptcy Court.

            Under the Plan: the operations of Sterling Healthcare Group, Inc., a wholly-owned FPA subsidiary, will be acquired by a newly formed subsidiary of Coastal Physician Group, Inc. ("Coastal"); the clinical operations in Kansas City, San Antonio and the State of Florida will be acquired by Humana Inc., which is currently the registrant's largest payor; and the clinical operations in Charlotte, North Carolina and Atlanta will be acquired by Stoneybrook Capital, an entity owned by Steven M. Scott, M.D., Chairman and Chief Executive Officer of Coastal.

            In the ruling approving the Plan, the Bankruptcy Court authorized the Debtors, Humana and Stoneybrook to close the sale of the managed care businesses on June 1, 1999, prior to the consummation of the Plan. Administrative costs incurred on and after June 1, 1999 are the responsibility of the purchasers.

            In addition to the sales transactions, the Plan provides for the establishment and funding of a Creditors Trust for the benefit of unsecured creditors. Under the terms of the Plan, certain assets and claims of the Debtors have been assigned to the Creditors Trust. The Trust is administered by the Trustee and three-member Advisory Board selected by the Unsecured Creditors Committee.

            On the Effective Date, 98 of the registrant's subsidiaries and affiliates will be merged into Reorganized FPA which will be owned by the prepetition lenders who will receive 100% of the new common stock to be issued under the Plan. Assets remaining after the sales to Coastal, Stoneybrook and Humana, and after distributions to the Creditors Trust, will remain in Reorganized FPA, which will be operated by the FPA Plan Administrator named under the Plan. The DIP lenders will be paid in full and the prepetition lenders will receive a $4,000,000 initial distribution on the Effective Date. In addition to the initial distribution, the prepetition lenders will receive supplemental funds collected by the FPA Plan Administrator after payment of allowed administrative expenses of the reorganization.

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(1)   The attachments and exhibits referenced in the MOR are not attached as part of Exhibit 99.1, but are available at the Office of the United States Trustee and the Bankruptcy Court. In addition, the Registrant agrees that it will furnish a copy of any omitted schedule or similar attachment to the Commission upon its request.

Item 7.     Financial Statements and Exhibits.

            (c)   Exhibits

                  99.1 Monthly Operating Report for the period from April 5, 1999 through April 30, 1999.


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                                   SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                        FPA MEDICAL MANAGEMENT, INC.


                                        By: /s/ Stephen J. Dresnick
                                            ------------------------------------
Date: June 1, 1999                          Stephen J. Dresnick
                                            Chairman and Chief Executive Officer


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                                  EXHIBIT INDEX



Number      Exhibit
------      -------

99.1 Monthly Operating Report for the period from April 5, 1999 through April 30, 1999.


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